FOR MORE INFORMATION:

Kasandra H. Rossi

Executive Vice President, Chief Financial Officer & Treasurer

954-692-7163

kasandra.rossi@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports Second Quarter Results

Raises Full Year 2025 Adjusted EBITDA Outlook Range

FORT LAUDERDALE, Fla., August 5, 2025 - Pediatrix Medical Group, Inc. (NYSE: MD), a leading provider of physician services, today reported earnings of $0.46 per share for the three months ended June 30, 2025. On a non-GAAP basis, Pediatrix reported Adjusted EPS of $0.53.

For the 2025 second quarter, Pediatrix reported the following results:

•
Net revenue of $469 million;
•
Net income of $39 million; and
•
Adjusted EBITDA of $73 million.

“Our second quarter operating results exceeded our forecast and reflect continuing strong neonatology patient volumes, stable payor mix, and careful operations management,” said Mark S. Ordan, Chief Executive Officer of Pediatrix Medical Group. “These results led us to raise our full year 2025 Adjusted EBITDA outlook from a range of $220 million to $240 million to a range of $245 million to $255 million. While we remain cautious in this turbulent period for healthcare and hospital and health systems in particular, we believe the financial flexibility we have built provides both safety and opportunity."

Operating Results– Three Months Ended June 30, 2025

Pediatrix’s net revenue for the three months ended June 30, 2025 was $468.8 million, compared to $504.3 million for the prior-year period. This decrease reflects the impact of non-same unit activity, primarily practice dispositions, partially offset by growth in same-unit net revenue of 6.4 percent.

Same-unit revenue from net reimbursement-related factors increased by 3.5 percent for the 2025 second quarter as compared to the prior-year period. This increase primarily reflects higher patient acuity in the Company’s hospital-based practices, improved collection activity and an increase in administrative fees from hospital partners. The percentage of services reimbursed by commercial and other non-government payors remained stable as compared to the prior year period.

Same-unit revenue attributable to patient volume increased by 2.9 percent for the 2025 second quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and six months ended June 30, 2025. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025
Hospital-based patient services	3.9%	2.7%
Office-based patient services	1.9%	1.3%

Neonatology services (within hospital-based services):
Neonatal intensive care unit (NICU) days	6.0%	4.0%

For the 2025 second quarter, practice salaries and benefits expense was $323.5 million, compared to $357.8 million for the prior-year period. This comparison primarily reflects the impact of practice disposition activity, partially offset by increases in same-unit clinical compensation costs, including incentive compensation based on practice results.

For the 2025 second quarter, general and administrative expenses were $55.7 million, as compared to $56.6 million for the prior-year period. This decline primarily reflects net staffing reductions and decreases in other expenses, including professional services and legal fees, partially offset by increases in incentive compensation based on financial results.

For the 2025 second quarter, transformational and restructuring related expenses totaled $3.8 million, as compared to $13.6 million for the prior-year period. These expenses related primarily to position eliminations across various shared services departments and revenue cycle management transition activities in both periods.

During the second quarter of 2024, the Company recorded an aggregate non-cash impairment loss of $182.0 million related to goodwill and long-lived assets related to the Company’s portfolio management plan as well as losses on disposal of businesses of $10.9 million, resulting from the disposals of primary and urgent care practices.

Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, transformational and restructuring related expenses, loss on disposal of businesses and impairment losses, was $73.2 million for the 2025 second quarter, compared to

$57.9 million for the prior-year period. The increase in Adjusted EBITDA was primarily due to net favorable impacts from same-unit results and practice disposition activity.

Depreciation and amortization expense was $5.3 million for the second quarter of 2025, compared to $8.8 million for the prior-year period. The net decrease of $3.5 million was primarily related to non-same unit activity, primarily practice dispositions.

Interest expense was $9.1 million for the second quarter of 2025, compared to $10.3 million for the second quarter of 2024, reflecting lower outstanding borrowings at slightly lower interest rates.

Pediatrix generated net income of $39.3 million, or $0.46 per diluted share, for the 2025 second quarter, based on a weighted average 85.5 million shares outstanding. This compares with a net loss of $153.0 million, or $1.84 per diluted share, for the 2024 second quarter, based on a weighted average 83.3 million shares outstanding.

For the second quarter of 2025, Pediatrix reported Adjusted EPS of $0.53, compared to $0.34 for the second quarter of 2024. For these periods, Adjusted EPS is defined as diluted net income per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, loss on disposal of businesses, impairment losses, and discrete tax events.

Operating Results – Six Months Ended June 30, 2025

For the six months ended June 30, 2025, Pediatrix generated revenue of $927.2 million, compared to $999.4 million for the prior-year period. Pediatrix generated net income of $60.0 million, or $0.70 per share, for the six months ended June 30, 2025, based on a weighted average 85.5 million shares outstanding, which compares to a net loss of $149.0 million, or $1.79 per share, for the six months ended June 30, 2024, based on a weighted average 83.1 million shares outstanding. Adjusted EBITDA for the six months ended June 30, 2025 was $122.4 million, compared to $95.1 million for the prior year. For the six months ended June 30, 2025, Pediatrix reported Adjusted EPS of $0.87, compared to $0.54 for the same period of 2024.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $224.7 million at June 30, 2025, compared to $229.9 million at December 31, 2024, and net accounts receivable were $239.0 million.

For the second quarter of 2025, Pediatrix generated cash from continuing operations of $138.1 million, compared to $109.3 million during the second quarter of 2024. During the second quarter of 2025, the Company used $4.5 million to fund capital expenditures.

At June 30, 2025, Pediatrix had total debt outstanding of $606 million, consisting of its $400 million in 5.375% Senior Notes due 2030 and $206 million in borrowings under its Term A Loan. At June 30, 2025, the Company had no outstanding borrowings under its $450 million revolving line of credit.

Updated 2025 Outlook

As a result of the Company’s strong second quarter 2025 performance, Pediatrix is raising its full year 2025 outlook for Adjusted EBITDA, as defined above, and now anticipates Adjusted EBITDA will be in a range of $245 million to $255 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and six months ended June 30, 2025 and 2024 is provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference will be webcast and available for replay at the following site: www.pediatrix.com/investors.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is a leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by multiple pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through approximately 4,400 affiliated physicians and other clinicians. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled

“Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the Company’s practice portfolio management plans and whether the Company is able to achieve the expected favorable impact to Adjusted EBITDA therefrom; the impact of the Company’s termination of its then third-party revenue cycle management provider and transition to a hybrid revenue cycle management model with one or more new third-party service providers, including any transition costs associated therewith; the impact of surprise billing legislation; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act, the One Big Beautiful Bill Act and potential additional healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of management transitions; the timing and contribution of future acquisitions or organic growth initiatives; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its hospital based and maternal fetal businesses.

###

Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenue	$468,844	$504,296	$927,203	$999,397
Operating expenses:
Practice salaries and benefits	323,502	357,808	660,533	726,946
Practice supplies and other operating expenses	20,614	32,369	39,300	63,454
General and administrative expenses	55,714	56,565	114,318	116,763
Depreciation and amortization	5,313	8,791	10,645	19,099
Transformational and restructuring related expenses	3,834	13,579	10,439	22,059
Goodwill impairment	—	154,243	—	154,243
Long-lived asset impairments	—	27,791	—	27,791
Loss on disposal of businesses	—	10,873	—	10,873
Total operating expenses	408,977	662,019	835,235	1,141,228
Income (loss) from operations	59,867	(157,723)	91,968	(141,831)
Investment and other income (loss)	3,727	(161)	8,464	1,852
Interest expense	(9,130)	(10,308)	(18,284)	(20,907)
Equity in earnings of unconsolidated affiliate	505	464	911	982
Total non-operating expenses	(4,898)	(10,005)	(8,909)	(18,073)
Income (loss) before income taxes	54,969	(167,728)	83,059	(159,904)
Income tax (provision) benefit	(15,709)	14,703	(23,062)	10,914
Net income (loss)	$39,260	$(153,025)	$59,997	$(148,990)
Other comprehensive income, net of tax
Unrealized holding gain on investments, net of tax of $140, $66, $395 and $86	429	200	1,208	260
Total comprehensive income	$39,689	$(152,825)	$61,205	$(148,730)
Per common and common equivalent share data (diluted):
Net income (loss):	$0.46	$(1.84)	$0.70	$(1.79)
Weighted average common shares	85,529	83,332	85,517	83,074

Pediatrix Medical Group, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$39,260	$(153,025)	$59,997	$(148,990)
Interest expense	9,130	10,308	18,284	20,907
Income tax provision (benefit)	15,709	(14,703)	23,062	(10,914)
Depreciation and amortization expense	5,313	8,791	10,645	19,099
Transformational and restructuring related expenses	3,834	13,579	10,439	22,059
Impairment losses	—	182,034	—	182,034
Loss on disposal of businesses	—	10,873	—	10,873
Adjusted EBITDA	$73,246	$57,857	$122,427	$95,068

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Net Income (Loss) per Share

to Adjusted Income per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2025		2024
Weighted average diluted shares outstanding	85,529		83,332
Net income (loss) and diluted net income (loss) per share	$39,260	$0.46	$(153,025)	$(1.84)
Adjustments (1):
Amortization (net of tax of $421 and $533)	1,266	0.01	1,599	0.02
Stock-based compensation (net of tax of $503 and $500)	1,508	0.02	1,501	0.02
Transformational and restructuring expenses (net of tax of $959 and $3,395)	2,875	0.03	10,184	0.12
Impairment losses (net of tax of $22,438)	—	—	159,596	1.92
Loss on disposal of businesses (net of tax of $2,718)	—	—	8,155	0.10
Net impact from discrete tax events	739	0.01	328	—
Adjusted income and diluted EPS	$45,648	$0.53	$28,338	$0.34

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended June 30, 2025 and 2024, other than for impairment losses, due to a portion of the expense being non-deductible.

	Six Months Ended June 30,
	2025		2024
Weighted average diluted shares outstanding	85,517		83,074
Net income (loss) and diluted net income (loss) per share	$59,997	$0.70	$(148,990)	$(1.79)
Adjustments (1):
Amortization (net of tax of $851 and $1,396)	2,556	0.03	4,188	0.05
Stock-based compensation (net of tax of $1,076 and $1,215)	3,228	0.04	3,647	0.04
Transformational and restructuring expenses (net of tax of $2,610 and $5,515)	7,829	0.09	16,544	0.20
Impairment losses (net of tax of $22,438)	—	—	159,596	1.92
Loss on disposal of businesses (net of tax of $2,718)	—	—	8,155	0.10
Net impact from discrete tax events	564	0.01	2,004	0.02
Adjusted income and diluted EPS	$74,174	$0.87	$45,144	$0.54

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended June 30, 2025 and 2024, other than for impairment losses, due to a portion of the expense being non-deductible.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of June 30, 2025	As of December 31, 2024
Assets:
Cash and cash equivalents	$224,732	$229,940
Investments	123,594	118,566
Accounts receivable, net	238,992	259,990
Other current assets	25,732	31,111
Intangible assets, net	9,296	11,595
Operating and finance lease right-of-use assets	38,690	39,267
Goodwill, other assets, property and equipment	1,441,064	1,462,231
Total assets	$2,102,100	$2,152,700
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$303,360	$398,690
Total debt, including finance leases, net	607,548	617,664
Operating lease liabilities	42,012	44,649
Other liabilities	315,427	326,759
Total liabilities	1,268,347	1,387,762
Total shareholders' equity	833,753	764,938
Total liabilities and shareholders' equity	$2,102,100	$2,152,700

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2025

Net income	$126,020	$133,320
Interest expense	36,700	36,700
Income tax provision	46,610	49,310
Depreciation and amortization expense	22,870	22,870
Transformational and restructuring related expenses	12,800	12,800
Adjusted EBITDA	$245,000	$255,000